IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: W. R. GRACE & CO., et al. Debtors.	) ) ) ) ) ) ) ) ) ) )	Chapter 11 Case No. 01-01139 (KJC) (Jointly Administered)
EXHIBIT 24 TO EXHIBIT BOOK
WARRANT AGREEMENT
EXHIBIT 24
Attached.

WARRANT AGREEMENT
THIS WARRANT AGREEMENT (this “Warrant Agreement”) is made and entered into as of February 3, 2014 by and among W. R. Grace & Co., a Delaware corporation (together with any successor thereto pursuant to the terms and conditions of Section 5.3, the “Company”), the WRG Asbestos PI Trust (the “Trust”), a Delaware statutory trust established pursuant to §524(g) the Bankruptcy Code in accordance with the Plan of Reorganization (as hereinafter defined), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Warrant Agent”). Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein and defined in the Plan of Reorganization shall be used herein as therein defined.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

DEFINITIONS
Section 1.1    Definition of Terms. As used in this Warrant Agreement, the following capitalized terms shall have the following respective meanings:
(a)    “Appropriate Officer” shall mean, with respect to the Company, the Chief Executive Officer, Chief Financial Officer, President, any Senior Vice President, or Treasurer.
(b)    “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banks in the State of New York are authorized by Law to remain closed.
(c)    “Common Stock” shall mean common stock, $.01 par value per share, of the Company and the common stock or similar common equity of any successor thereto pursuant to the terms and conditions of Section 5.3. For purposes of Article V hereof, references to “shares of Common Stock” shall be deemed to include shares of any other class of stock resulting from successive changes or reclassifications of the Common Stock consisting solely of changes in par value or from no par value to par value and vice versa.
(d)    “Common Stock Equivalents” shall mean securities that are convertible into or exercisable for shares of Common Stock.
(e)    “Depositary” shall mean the Cede & Co., as the nominee of The Depository Trust Company.
(f)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statutes thereto.
(g)    “Excluded Options” shall mean options to purchase shares of Common Stock issued to directors, officers, employees and consultants of any Reorganized Debtor (i) pursuant to an option plan or arrangement approved by either the stockholders of the Company or the Bankruptcy Court and (ii) with an exercise price equal to the average of the high and the low trading prices of Common Stock on the NYSE (or if Common Stock is not traded on the NYSE, on the principal stock exchange on which it trades) on the date of grant of the option.
(h)    “Excluded Stock” shall mean shares of Common Stock issued and sold in a registered firm commitment underwritten public offering pursuant to a registration statement declared effective in accordance with the Securities Act. Excluded Stock shall not include a private placement of shares, including one which is followed by a public offering thereof.
(i)    “Expiration Date” shall mean 5:00 p.m., New York City time, on February 2, 2015, or if such day is not a Business Day, the next succeeding day which is a Business Day; provided, however, that the Expiration Date shall be extended as and to the extent required by Section 4.2(b).
(j)    “Governmental Authority” the government of the United States of America or any other country, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
(k)    “Governing Documents” means, as to any Person which is an entity, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement and/or the organizational or governing documents of such Person.
(l)    “Law” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances and codes, including the binding interpretations or administration thereof.
(m)    “NYSE” shall mean the New York Stock Exchange or any successor stock exchange thereto.
(n)    “Plan of Reorganization” means that certain First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of W. R. Grace & Co., et al., the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants’ Representative, and the Official Committee of Equity Security Holders as Modified Through December 23, 2010, as filed by Grace and certain of its affiliates in their reorganization cases under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, and as confirmed by order of that court dated as of January 31, 2011, together with the exhibits and schedules thereto, each as amended, supplemented or otherwise modified from time to time in accordance with its terms.
(o)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated association or organization, any other entity and any Governmental Authority.
(p)    “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.
(q)    “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statutes thereto.
(r)    “Warrants” shall mean the warrants to purchase, in the aggregate, 10,000,000 shares of Common Stock at an exercise price of $17.00 per share, subject to adjustment in accordance with Article V hereof.
(s)    “Warrant Shares” shall mean Common Stock, Common Stock Equivalents and any other securities (including any securities of any Successor Person) purchased or purchasable upon exercise of the Warrant (and, if the context requires, securities which may thereafter be issued by the Company in respect of any such securities so purchased, by means of any stock splits, stock dividends, recapitalizations, reclassifications or the like).
All terms defined in this Warrant Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.
Section 1.2    Table of Defined Terms.

Term	Section Number
Book-Entry Warrants	Section 3.1
Claims	Section 9.9(b)
Company	Preamble
Courts	Section 9.9(b)
Exercise Amount	Section 4.5
Exercise Form	Section 4.3(a)
Exercise Price	Section 4.1
Global Warrant Certificate	Section 3.1(a)
Holder	Section 4.1
Independent Auditor	Section 5.1(c)
Issue Date	Section 3.1
Organic Change	Section 5.3(a)
Organic Change Date	Section 5.3(c)
Registered Holder	Section 3.4(d)
Special Dividend	Section 5.1(b)
Successor Person	Section 5.3(a)
Trust	Preamble
Warrant Agreement	Preamble
Warrant Register	Section 3.4(c)
Warrant Statements	Section 3.1

Article II

APPOINTMENT OF WARRANT AGENT
Section 2.1    Appointment. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants in accordance with the express instructions hereinafter set forth in this Warrant Agreement, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement.
Article III

WARRANTS
Section 3.1    Issuance of Warrants.
(a)    Upon the terms and subject to the conditions set forth in this Warrant Agreement and in accordance with the terms of the Plan of Reorganization, on the Effective Date or a date that is as soon as reasonably practicable after the Effective Date, but in any event no later than five (5) Business Days after the Effective Date (such date, the “Issue Date”), the Company shall issue the Warrants to the Trust. Subject to Section 6.1 of this Warrant Agreement, the Warrants shall be issued by the Company to the Trust (i) via book-entry registration on the books and records of the Warrant Agent (the “Book-Entry Warrants”) and evidenced by statements issued by the Warrant Agent from time to time to the Registered Holders of the Book-Entry Warrants reflecting such book-entry position (the “Warrant Statements”), in substantially the form set forth in Exhibit A-1 attached hereto, and/or (ii) in the form of one or more global certificates (the “Global Warrant Certificates”), with the forms of election to exercise and of assignment printed on the reverse thereof, in substantially the form set forth in Exhibit A-2 attached hereto. Not later than five (5) Business Days prior to the Issue Date, the Trust shall notify the Company in writing of (i) the number of Warrants that shall be issued in the form of Book-Entry Warrants, (ii) the number of Warrants that shall be issued in the form of Global Warrant Certificates and (iii) if there shall be more than one Global Warrant Certificate, the number of Warrants to be issued in the form of each such Global Warrant Certificate.
(b)    The number of shares of Common Stock issuable pursuant to the Warrant shall be 10,000,000 shares, as such amount may be adjusted from time to time pursuant to this Warrant Agreement.
Section 3.2    Completion and Deposit of Warrant Instruments.
(a)    The Warrant Statements and Global Warrant Certificates may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Warrant Agreement, and may have such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any Law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, or, be determined by (i) in the case of Global Warrant Certificates, the Appropriate Officers executing such Global Warrant Certificates, as evidenced by their execution of the Global Warrant Certificates, or (ii) in the case of a Warrant Statement, any Appropriate Officer, and all of which shall be reasonably acceptable to the Warrant Agent.
(b)    The Global Warrant Certificates shall be deposited on or after the Issue Date with the Warrant Agent and registered in the name of the Depositary. Each Global Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Warrant Agreement.
Section 3.3    Execution of Global Warrant Certificates.
(a)    The Global Warrant Certificates shall be signed on behalf of the Company by an Appropriate Officer. Each such signature upon the Global Warrant Certificates may be in the form of a facsimile signature of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Global Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any Appropriate Officer.
(b)    If any Appropriate Officer who shall have signed any of the Global Warrant Certificates shall cease to be such Appropriate Officer before the Global Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Global Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer had not ceased to be such Appropriate Officer of the Company; and any Global Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Global Warrant Certificate, shall be a proper Appropriate Officer of the Company to sign such Global Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such Appropriate Officer.
Section 3.4    Registration and Countersignature.
(a)    Upon written order of the Company, the Warrant Agent shall (i) register in the Warrant Register the Book-Entry Warrants and (ii) upon receipt of the Global Warrant Certificates duly executed on behalf of the Company, countersign one or more Global Warrant Certificates evidencing Warrants. Such written order of the Company shall specifically state the number of Warrants that are to be issued as Book-Entry Warrants and the number of Warrants that are to be issued as a Global Warrant Certificate. A Global Warrant Certificate shall be, and shall remain, subject to the provisions of this Warrant Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof.
(b)    No Global Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Global Warrant Certificate has been countersigned by the signature of the Warrant Agent. Such signature by the Warrant Agent upon any Global Warrant Certificate executed by the Company shall be conclusive evidence that such Global Warrant Certificate so countersigned has been duly issued hereunder.
(c)    The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the Book-Entry Warrants as well as any Global Warrant Certificates and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 6.1 of this Warrant Agreement, all in form satisfactory to the Company and the Warrant Agent. No service charge shall be made for any exchange or registration of transfer of the Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Registered Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made.
(d)    Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Warrant Agreement, the Company and the Warrant Agent may deem and treat the Person in whose name any Warrant is registered upon the Warrant Register (the “Registered Holder” of such Warrant) as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing on a Global Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.
Section 3.5    Takeover Defenses.
(a)    The Company represents and warrants to the Trust that its Board of Directors has approved this Warrant Agreement and the transactions contemplated hereby, including the issuance of the Warrants and the Warrant Shares to the Holders, such that none of this Warrant Agreement, such transactions or such issuance shall be subject to the provisions or restrictions of Section 203 of the Delaware General Corporation Law or any other business combination, interested stockholder, fair price, control share acquisition, or other Law regulating mergers, acquisitions, change of control transactions, voting rights or share acquisitions.
(b)    The Company represents and warrants to the Trust that the Trust is not an “Acquiring Person” within the meaning of the Amended and Restated Rights Agreement, dated as of March 25, 2008, by and between the Company and Mellon Investor Services, LLC, as rights agent (as amended from time to time, the “Rights Agreement”). The Company shall not lower the Beneficial Ownership percentage in the Rights Agreement’s definition of “Acquiring Person” until such time as the Trust no longer owns any Warrants or Warrant Shares. The Company shall take all action within its control (through its Board of Directors, stockholders, other governing bodies, management or otherwise) so that no “poison pill”, shareholder or stockholder rights plan or other anti-takeover or takeover defense plan, contract, agreement, instrument or provision adopted or implemented by the Company shall apply to or be triggered by the issuance of the Warrants to the Trust, or the issuance and sale by the Company, and the purchase by the Trust, of the Warrant Shares upon exercise of the Warrants by the Trust.
Article IV

TERMS AND EXERCISE OF WARRANTS
Section 4.1    Exercise Price. On the Issue Date, each Warrant shall entitle (i) in the case of the Book-Entry Warrants, the Registered Holder thereof and (ii) in the case of Warrants held through the book-entry facilities of the Depositary or by or through Persons that are direct participants in the Depositary, any Person who has a beneficial interest in such Warrants (a “Beneficial Holder”) ((i) and (ii) collectively, the “Holders”), subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Warrant Shares, at the price of $17.00 per whole share (as the same may be hereafter adjusted pursuant to Article V, the “Exercise Price”) specified in such Warrant.
Section 4.2    Duration of Warrants.
(c)    Warrants may be exercised by the Holder thereof at any time and from time to time during the period commencing on the Issue Date and terminating at 5:00 p.m., New York City time, on the Expiration Date. Any Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date, shall become permanently and irrevocably null and void at 5:00 p.m., New York City time, on the Expiration Date, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at such time.
(d)    Notwithstanding any other provision of this Warrant Agreement or the Warrants, if the Company fails to cause any registration statement to be declared effective when required by the Registration Rights Agreement, dated as of date hereof (the “Registration Rights Agreement”), between the Company and the Trust, to maintain the effectiveness of such registration statement, or if a Suspension Period (as defined in the Registration Rights Agreement) occurs, then the Expiration Date shall be extended by one day for each day that such registration statement is not effective, each day that constitutes a Suspension Period or each day that a Holder is unable to sell Warrants or Warrant Shares due to the lack of an effective or legally compliant registration statement or prospectus.
Section 4.3    Method of Exercise.
(e)    Subject to the provisions of the Warrants and this Warrant Agreement, the Holder of a Warrant may exercise such Holder’s right to purchase the Warrant Shares, in whole or in part; provided, that if it is exercised in part by the Trust it shall be exercised for a minimum of 100,000 Warrant Shares and if it is exercised by any other Holder it shall be exercised for a minimum of 500 Warrant Shares. A Holder shall exercise such Holder’s right to purchase Warrant Shares by: (x) in the case of Persons who hold Book-Entry Warrants, providing an exercise form for the election to exercise such Warrant (“Exercise Form”) substantially in the form of Exhibit B hereto, properly completed and executed by the Registered Holder thereof, together with payment of the Exercise Amount in accordance with Section 4.5 to the Warrant Agent, and (y) in the case of Warrants held through the book-entry facilities of the Depositary or by or through Persons that are direct participants in the Depositary, providing an Exercise Form (as provided by such Holder’s broker) to its broker, properly completed and executed by the Beneficial Holder thereof, together with payment of the Exercise Amount in accordance with Section 4.5.
(f)    Any exercise of Warrants pursuant to the terms of this Warrant Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.
(g)    The Warrant Agent shall:
(i)     examine all Exercise Forms and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Forms and any such other documents have been executed and completed in accordance with their terms and the terms hereof;
(ii)    where an Exercise Form or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrant exists, endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;
(iii)    inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between Exercise Forms received and the delivery of Warrants to the Warrant Agent’s account;
(iv)    advise the Company no later than three (3) Business Days after receipt of an Exercise Form, of (A) the receipt of such Exercise Form and the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement, (B) the instructions with respect to delivery of the Warrant Shares deliverable upon such exercise, subject to timely receipt from the Depositary of the necessary information, and (C) such other information as the Company shall reasonably require; and
(v)    subject to Warrant Shares being made available to the Warrant Agent by or on behalf of the Company for delivery to the Depositary, liaise with the Depositary and endeavor to effect such delivery to the relevant accounts at the Depositary in accordance with its customary requirements.
(h)    The Company reserves the right to reasonably reject any and all Exercise Forms not in proper form or if acceptance thereof would, in the opinion of the Company, be unlawful. Such determination by the Company shall be final and binding on the Holders of the Warrants, absent manifest error, provided, however, in connection with any such rejection the Company shall promptly communicate the same to the Trust and concurrently deliver to the Trust a reasonably detailed written explanation of the facts and the Law which supports such rejection. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Exercise Forms with regard to any particular exercise of the Warrants. The Company shall provide prompt written notice to the Warrant Agent of the exercise of any Warrant. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of the Warrants of any irregularities in any exercise of Warrants, nor shall it incur any liability for the failure to give such notice.
Section 4.4    Issuance of Warrant Shares. Upon exercise of any Warrants pursuant to Section 4.3 and clearance of the funds in payment of the Exercise Price, the Company shall promptly at its expense, and in no event later than three (3) Business Days thereafter, cause to be issued to the Holder of such Warrants the total number of whole Warrant Shares for which such Warrants are being exercised (as the same may be hereafter adjusted pursuant to Article V) in such denominations as are requested by the Holder as set forth below:
(i)    in the case of a Beneficial Holder who holds the Warrants being exercised through the Depositary’s book-entry transfer facilities, by same-day or next-day credit to the Depositary for the account of such Beneficial Holder or for the account of a participant in the Depositary the number of Warrant Shares to which such person is entitled, in each case registered in such name and delivered to such account as directed in the Exercise Form by such Beneficial Holder or by the direct participant in the Depositary through which such Beneficial Holder is acting, or
(ii)    in the case of a Registered Holder who holds the Warrants being exercised in the form of Book-Entry Warrants, a book-entry interest in the Warrant Shares registered on the books of the Company’s transfer agent.
Section 4.5    Exercise of Warrant. Warrants may be exercised by the Holder thereof by delivery of payment to the Warrant Agent, for the account of the Company, by certified or bank cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company (or as otherwise agreed to by the Company), in lawful money of the United States of America, of the full Exercise Price for the number of Warrant Shares specified in the Exercise Form (which shall be equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which any Warrants are being exercised) and, only to the extent provided in Section 8.1, any and all applicable taxes and governmental charges due in connection with the exercise of Warrants and the exchange of Warrants for Warrant Shares (the “Exercise Amount”).
Section 4.6    Reservation of Shares. The Company hereby agrees that at all times there shall be reserved and kept available, free from preemptive or similar rights, for issuance and delivery upon exercise of Warrants such number of Warrant Shares as may be from time to time issuable upon exercise in full of the Warrants. All Warrant Shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of any preemptive or similar rights and all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, and the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue all Warrant Shares in compliance with this sentence and applicable Law. If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of the Warrants, the Company will promptly take such corporate action as may be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. The Company agrees that its issuance of Warrants shall constitute full authority to its officers who are charged with the issuance of Warrant Shares to issue shares of Common Stock upon the exercise of Warrants. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Stock above the Exercise Price in effect immediately prior to such increase in stated or par value.
Section 4.7    Fractional Shares. Notwithstanding any provision to the contrary contained in this Warrant Agreement, the Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of Warrants, and in any case where the Registered Holder would, except for the provisions of this Section 4.7, be entitled under the terms of Warrants to receive a fraction of a share upon the exercise of such Warrants, the Company shall, upon the exercise of such Holder’s Warrants, issue or cause to be issued only the largest whole number of Warrant Shares issuable on such exercise (and such fraction of a share will be disregarded); provided, that if more than one Warrant is presented for exercise at the same time by the same Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.
Section 4.8    Listing. Prior to the issuance of any Warrant Shares upon exercise of Warrants, the Company shall secure the listing of such shares of Common Stock or other Warrant Shares upon the NYSE (or any other principal securities exchange, quotation system and market within the United States, if any, on which securities of the same class and type as the securities to be issued upon exercise of the Warrants are then listed or quoted) and shall maintain, so long as any other shares of Common Stock (or, as applicable, other securities) shall be so listed, such listing of all Warrant Shares from time to time issuable upon the exercise of Warrants.
Article V

ADJUSTMENT OF SHARES OF COMMON STOCK PURCHASABLE AND OF EXERCISE PRICE
The Exercise Price and the number and kind of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article V.
Section 5.1    Mechanical Adjustments.
(e)    Subject to the provisions of Section 4.7, if at any time prior to the exercise in full of the Warrants, the Company shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class or series), (ii) subdivide, reclassify or recapitalize its outstanding Common Stock into a greater number of shares, (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the Successor Person), the number of Warrant Shares issuable upon exercise of Warrants and/or the Exercise Price in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be adjusted so that the Holders shall be entitled to receive the aggregate number and kind of shares which, if their Warrants had been exercised in full immediately prior to such event, the Holders would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification or recapitalization. If the Company declares a dividend payable in cash on its Common Stock and shall at substantially the same time offer to its stockholders a right to purchase new shares of Common Stock from the proceeds of such dividend or for an amount substantially equal to the dividend, all new shares so issued shall, for the purposes of this Section 5.1(a), be deemed to have been issued as a share dividend subject to this Section 5.1(a). Any adjustment required by this Section 5.1(a) shall be made successively immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, reclassification or recapitalization, to allow the purchase of such aggregate number and kind of shares.
(f)    If at any time prior to the exercise in full of the Warrants, the Company shall fix a record date for the issuance or making of a distribution to all holders of the Common Stock or any other Warrant Shares for which Warrants are exercisable (including any such distribution to be made in connection with a consolidation or merger in which the Company is to be the Successor Person) of evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a combination, reclassification or recapitalization referred to in Section 5.1(a) and regular quarterly cash dividends) or of subscription rights, options or warrants to purchase or acquire Common Stock or Common Stock Equivalents (excluding those referred to in Section 5.1(a)) (any such event being herein called a “Special Dividend”), the Exercise Price shall be decreased immediately after the record date for such Special Dividend to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the then current market price of the Common Stock (as defined in Section 5.1(c)) on such record date less the fair market value (as determined by the Independent Auditor) of the evidences of indebtedness, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock or of such subscription rights or warrants applicable to one share of Common Stock and the denominator of which shall be such then current market price per share of Common Stock (as so determined). Any adjustment required by this Section 5.1(b) shall be made successively whenever such a record date is fixed and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price that was in effect immediately prior to such record date.
(g)    For the purpose of any computation under this Section 5.1, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for thirty (30) consecutive trading days immediately prior to, but not including, such date. The closing price for each day shall be the last sale price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange or stock market on which the Common Stock is admitted to trading or listed. If there is no public market for the Common Stock, then a reputable investment bank or valuation firm shall be selected jointly by the Company and the Trust (such bank or firm, the “Independent Auditor”) to determine the fair market value of the Common Stock. The Company and the Trust shall instruct the Independent Auditor to render its valuation within 30 days of being retained as the Independent Auditor. All fees and expenses of the Independent Auditor shall be borne by the Company.
(h)    From the date hereof through and including the Expiration Date, the Company shall not issue or sell any shares of Common Stock, other than Excluded Stock, or any rights (including without limitation any (x) options (other than Excluded Options), warrants or other rights (whether or not at the time exercisable) to purchase or acquire Common Stock, other than Excluded Stock, (y) securities by their terms convertible into or exchangeable (whether at the time so convertible or exchangeable) for Common Stock, other than Excluded Stock or (z) options (other than Excluded Options), warrants or rights to purchase such convertible or exchangeable securities), for no consideration or for a consideration per share that is less than the current market price per share of the Common Stock determined pursuant to Section 5.1(c) as of the last trading day immediately prior to the time of such issue or sale (with such last trading day being included in the determination of the thirty (30) trading days average closing price referred to in (and notwithstanding) such Section 5.1(c)).
(i)    No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this paragraph Section 5.1(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5.1 shall be made to the nearest cent ($.01) or to the nearest one-hundredth of a share, as the case may be. Notwithstanding anything in this Section 5.1 to the contrary, the Exercise Price shall not be reduced to less than the then existing par value of the Common Stock as a result of any adjustment made hereunder.
(j)    In the event that at any time, as a result of any adjustment made pursuant to Section 5.1(a) or Section 5.3, the Holders thereafter shall become entitled to receive any shares of the Company (or, as applicable, the Successor Person) other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 5.1.
Section 5.2    Notices of Adjustment. Whenever the number and/or kind of Warrant Shares or the Exercise Price is adjusted as herein provided, the Company shall (i) prepare and deliver, or cause to be prepared and delivered, forthwith to the Warrant Agent a written statement signed by an Appropriate Officer setting forth the adjusted number and/or kind of shares purchasable upon the exercise of Warrants and/or the Exercise Price of such shares after such adjustment, a reasonably detailed statement of the facts, computations and methodology accounting for such adjustment, including a calculation of the revised, if any Exercise Price and number of issuable Warrant Shares, and (ii) cause the Warrant Agent to give written notice to each Holder in the manner provided in Section 9.2, of the record date or the effective date of the event. Such notice shall be given not less than ten (10) Business Days before the earlier of such record date or effective date. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent may rely upon any such written notice delivered in accordance with this Section 5.2 (without any obligation to investigate the same), and on any adjustment (and calculations thereof) therein contained, and shall not be deemed to have knowledge of any such adjustment (or any need therefor) unless and until such written notice has been delivered to the Warrant Agent. The Company shall also, at least ten (10) days prior to (x) the record date on which the Company closes its books or takes a record (1) with respect to any dividend or distribution upon the Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock or (3) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, or (y) the record date on which any Organic Change, dissolution or liquidation shall take place, issue a press release or give written notice thereof to the Warrant Agent. The Warrant Agent shall (at the Company’s direction) give written notice to each Holder in the manner provided in Section 9.2 below. The form of the Global Warrant Certificate need not be changed because of any adjustments, however, the Company may at any time in its sole discretion make any change in the form of Global Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Global Warrant Certificate (including the rights, duties, liabilities or obligations of the Warrant Agent), and any Global Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Global Warrant Certificate, may be in the form so changed.
Section 5.3    Organic Changes.
(c)    Adjustments for Organic Change. If the Company reorganizes its capital stock, reclassifies its capital stock or consolidates or merges with or into another person or enters into a business combination with another person (in the case of a reorganization, reclassification, consolidation, merger or business combination where the Company is not the surviving Person (such successor or acquiring Person being referred to as the “Successor Person”)), or sells, leases, transfers or otherwise disposes of all or substantially all of its property, assets or business to another Person (each, an “Organic Change”), then as a condition of such Organic Change, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive upon exercise of Warrants such shares of stock, securities, cash or other property issuable or payable (as part of the Organic Change) with respect to or in exchange for such number of outstanding shares of Common Stock as such Holder would have been entitled to receive upon exercise of Warrants had it been exercised immediately before such Organic Change, subject to applicable adjustments (as determined in good faith by the Board of Directors).
(d)    Assumption by Successor Person. In the event of any Organic Change contemplated by Section 5.3(a), effective provisions shall be made in the Governing Documents of the Successor Person, or in any contract of sale, merger, conveyance, lease, transfer or otherwise, so that the provisions set forth herein for the protection of the rights of the Holders of Warrants shall thereafter continue to be applicable; and any such Successor Person shall expressly assume, by supplemental agreement signed by such Successor Person and the Trust, this Warrant Agreement, including all of the obligations set forth under Section 5.3(a) and the due and punctual performance, and observation of all of the obligations of the Company hereunder and in the Registration Rights Agreement. The provisions of this Section 5.3 shall apply similarly to all successive events constituting Organic Changes.
(e)    Notices. The Company shall promptly notify the Warrant Agent, which in turn shall promptly notify or cause to be notified all Holders at the last address set forth for such Holders in the Warrant Register, in the manner provided in Section 9.2, of the Organic Change whenever an Organic Change is consummated (the “Organic Change Date”). After the Organic Change Date, the Company shall (a) prepare a written certificate setting forth the adjustments made under Section 5.3(a), and a brief, reasonably detailed statement of facts, computations and methodology accounting for such adjustment and (b) provide copies of such certificate to each Holder or record as of the Organic Change Date. No failure of the Warrant Agent to give or cause to be given the foregoing notices or defect therein shall affect the validity of the proceedings for the purchase of Warrants, or limit any Holder’s rights hereunder. The Warrant Agent may rely upon any such written notice delivered in accordance with this Section 5.3 (without any obligation to investigate the same), and on any adjustment (and calculations thereof), and shall not be deemed to have knowledge of any such adjustment (or any need therefor) unless and until such written notice has been delivered to the Warrant Agent.
(f)    Sale of Warrants. In any Organic Change in which holders of capital stock of the Company sell or otherwise assign, transfer or dispose of their shares, the Company shall cause the transaction to be structured to permit the Holders of Warrants to deliver Warrants in connection with any such Organic Change without requirement for exercise thereof as a condition to participation and for consideration not less than the consideration such Holders would have received had such Holders exercised their Warrants immediately prior thereto, less any applicable Exercise Price.
Article VI

TRANSFER AND EXCHANGE OF WARRANTS AND WARRANT SHARES
Section 6.1    Registration of Transfers and Exchanges.
(i)    Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depositary, in accordance with this Warrant Agreement and the procedures of the Depositary therefor.
(j)    Exchange of a Beneficial Interest in a Global Warrant Certificate for a Book-Entry Warrant.
(i)    Any Holder of a beneficial interest in a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Book-Entry Warrant. Upon receipt by the Warrant Agent from the Depositary or its nominee of written instructions or such other form of instructions as is customary for the Depositary on behalf of any person having a beneficial interest in a Global Warrant Certificate, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depositary and Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by the Book-Entry Warrants to be issued in exchange for the beneficial interest of such person in the Global Warrant Certificate and, following such reduction, the Warrant Agent shall register in the name of the Holder a Book-Entry Warrant and deliver to said Holder a Warrant Statement.
(ii)    Book-Entry Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 6.1(b) shall be registered in such names as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver such Warrant Statements to the Persons in whose names such Warrants are so registered.
(k)    Transfer and Exchange of Book-Entry Warrants. When Book-Entry Warrants are presented to the Warrant Agent with a written request:
(i)    to register the transfer of the Book-Entry Warrants; or
(ii)    to exchange such Book-Entry Warrants for an equal number of Book-Entry Warrants of other authorized denominations, the Warrant Agent shall register the transfer or make the exchange as requested if its customary requirements for such transactions are met; provided, however, that the Warrant Agent has received a written instruction of transfer in form satisfactory to the Warrant Agent, duly executed by the Registered Holder thereof or by his attorney, duly authorized in writing.
(l)    Restrictions on Exchange or Transfer of a Book-Entry Warrant for a Beneficial Interest in a Global Warrant Certificate. A Book-Entry Warrant may not be exchanged for a beneficial interest in a Global Warrant Certificate except upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of appropriate written instruments of transfer with respect to a Book-Entry Warrant, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depositary to make, an endorsement on the Global Warrant Certificate to reflect an increase in the number of Warrants represented by the Global Warrant Certificate equal to the number of Warrants represented by such Book-Entry Warrant, then the Warrant Agent shall cancel such Book-Entry Warrant on the Warrant Register and cause, or direct the Depositary to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue and the Warrant Agent shall countersign a new Global Warrant Certificate representing the appropriate number of Warrants.
(m)    Restrictions on Exchange or Transfer of Global Warrant Certificates. Notwithstanding any other provisions of this Warrant Agreement (other than the provisions set forth in Section 6.1(f)), unless and until it is exchanged in whole for a Book-Entry Warrant, a Global Warrant Certificate may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(n)    Book-Entry Warrants. If at any time:
(i)    the Depositary for the Global Warrant Certificates notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Global Warrant Certificates and a successor Depositary for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice; or
(ii)    the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to exclusively cause the issuance of Book-Entry Warrants under this Warrant Agreement, then the Warrant Agent, upon written instructions signed by an Appropriate Officer of the Company, shall register Book-Entry Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates.
(o)    Restrictions on Transfer. No Warrants or Warrant Shares shall be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities Laws.
(p)    Cancellation of Global Warrant Certificate. At such time as all beneficial interests in Global Warrant Certificates have either been exchanged for Book-Entry Warrants, redeemed, repurchased or cancelled, all Global Warrant Certificates shall be returned to, or retained and cancelled by the Warrant Agent, upon written instructions from the Company satisfactory to the Warrant Agent.
Section 6.2    Obligations with Respect to Transfers and Exchanges of Warrants.
(g)    To permit registrations of transfers and exchanges, the Company shall execute Global Warrant Certificates, if applicable, and the Warrant Agent is hereby authorized, in accordance with the provisions of Section 3.4 and this Article VI, to countersign such Global Warrant Certificates, if applicable, or register Book-Entry Warrants, if applicable, as required pursuant to the provisions of this Article VI and for the purpose of any distribution of new Global Warrant Certificates contemplated by Section 7.2 or additional Global Warrant Certificates contemplated by Article V.
(h)    All Book-Entry Warrants and Global Warrant Certificates issued upon any registration of transfer or exchange of Book-Entry Warrants or Global Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Warrant Agreement as the Book-Entry Warrants or Global Warrant Certificates surrendered upon such registration of transfer or exchange.
(i)    No service charge shall be made to a Holder for any registration, transfer or exchange but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall forward any such sum collected by it to the Company or to such persons as the Company shall specify by written notice.
(j)    So long as the Depositary, or its nominee, is the registered owner of a Global Warrant Certificate, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by such Global Warrant Certificate for all purposes under this Warrant Agreement. Except as provided in Section 6.1(b) and Section 6.1(f) upon the exchange of a beneficial interest in a Global Warrant Certificate for Book-Entry Warrants, Beneficial Holders will not be entitled to have any Warrants registered in their names, and will under no circumstances be entitled to receive physical delivery of any such Warrants and will not be considered the Registered Holder thereof under the Warrants or this Warrant Agreement. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.
(k)    Subject to Section 6.1(b), Section 6.1(c) and Section 6.1(d), and this Section 6.2, the Warrant Agent shall, upon receipt of all information required to be delivered hereunder, from time to time register the transfer of any outstanding Warrants in the Warrant Register upon surrender of Global Warrant Certificates, if applicable, representing such Warrants at the Warrant Agent’s office as set forth in Section 9.2, duly endorsed, and accompanied by a completed form of assignment substantially in the form of Exhibit C hereto (or with respect to a Book-Entry Warrant, only such completed form of assignment substantially in the form of Exhibit C hereto), properly completed and duly signed by the Registered Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program. Upon any such registration of transfer, a new Global Warrant Certificate or a Warrant Statement, as the case may be, shall be issued to the transferee.
Section 6.3    Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.
Section 6.4    Obligations with Respect to Transfers of the Warrant.
(a)    The Warrant issued upon any registration of transfer shall be the valid obligation of the Company, entitled to the same benefits under this Warrant Agreement as the Warrant surrendered upon such registration of transfer.
(b)    No service charge shall be made to a Holder for any registration or transfer but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such registration of transfer. The Warrant Agent shall forward any such sum collected by it to the Company or to such persons as the Company shall specify by written notice.
Article VII

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS
Section 7.1    No Rights or Liability as Stockholder; Notice to Registered Holders. Nothing contained in the Warrants shall be construed as conferring upon the Holder or his, her or its transferees the right to vote or to receive, as a stockholder, dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company. No provision thereof and no mere enumeration therein of the rights or privileges of the Holder shall give rise to any liability of such holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. To the extent not covered by any statement delivered pursuant to Section 5.2, the Company shall give notice to Registered Holders (and Warrant Agent) by registered mail if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:
(l)    the Company shall authorize the payment of any dividend payable in any securities upon shares of Common Stock or authorize the making of any distribution (other than a regular quarterly cash dividend) to all holders of Common Stock;
(m)    the Company shall authorize the issuance to all holders of Common Stock of any additional shares of Common Stock or Common Stock Equivalents or of rights, options or warrants to subscribe for or purchase Common Stock or Common Stock Equivalents or of any other subscription rights, options or warrants;
(n)    a dissolution, liquidation or winding up of the Company shall be proposed;
(o)    a capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the Successor Person and that does not result in any reclassification or change of Common Stock outstanding) or in the case of any sale or conveyance to another corporation or other entity of the property of the Company as an entirety or substantially as an entirety; or
(p)    the Company shall take any other action which would result in an adjustment in the Exercise Price or the number of Warrant Shares issuable upon exercise of the Warrants.
Subject to applicable Law, such giving of notice shall be initiated as soon as is practicable after a final determination thereof is made, and in no event later than the tenth (10th) Business Day prior to the applicable record date or date of the closing of the stock transfer books. Such notice shall specify (i) such record date or the date of closing the stock transfer books, as the case may be, and (ii) the material facts and terms of any such transaction, action or event together with any information that the Company provides, or intends to provide, to holders of its Common Stock in connection therewith. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. For the avoidance of doubt, no such notice shall supersede or limit any adjustment called for by Section 5.1 or Section 5.3 by reason of any event as to which notice is required by this Section 7.1.
Section 7.2    Lost, Stolen, Mutilated or Destroyed Global Warrant Certificates. If any Global Warrant Certificate is lost, stolen, mutilated or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of and substitution for the Global Warrant Certificate lost, stolen or destroyed, a new Global Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence and an affidavit reasonably satisfactory to the Company and the Warrant Agent of the loss, theft or destruction of such Global Warrant Certificate, and an indemnity of the Company and Warrant Agent satisfactory to the Company and the Warrant Agent for any losses in connection therewith, if requested by either the Company or the Warrant Agent. Applicants for such substitute Global Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.
Section 7.3    No Restrictive Legends. No legend shall be stamped or imprinted on any stock certificate for Warrant Shares issued upon the exercise of any Warrant and or stock certificate issued upon the direct or indirect transfer of any such Warrant Shares.
Section 7.4    Cancellation of Warrants. If the Company shall purchase or otherwise acquire Warrants, the Global Warrant Certificates and the Book-Entry Warrants representing such Warrants shall thereupon be delivered to the Warrant Agent, if applicable, and be cancelled by it and retired. The Warrant Agent shall cancel all Global Warrant Certificates surrendered for exchange, substitution, transfer or exercise in whole or in part. Such cancelled Global Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company provided in writing to the Warrant Agent.
Article VIII

CONCERNING THE WARRANT AGENT AND OTHER MATTERS
Section 8.1    Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Trust, the Company or the Warrant Agent in respect of the issuance or delivery of the Warrant Shares upon the exercise of Warrants, but any taxes or charges in connection with the issuance of Warrants or Warrant Shares in any name other than that of the Holder of the Warrants shall be paid by such Holder; and in any such case, neither the Warrant Agent nor the Company shall be required to issue or deliver any Warrants or Warrant Shares until such taxes or charges shall have been paid or it is established to the Warrant Agent’s and Company’s satisfaction that no tax or charge is due.
Section 8.2    Resignation, Consolidation or Merger of Warrant Agent.
(c)    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of sixty (60) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the Laws of the State of New York, the United States or any state thereof, in good standing and having an office in the City and State of New York, and shall be authorized under such Laws to exercise corporate trust or similar powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.
(d)    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall (i) give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment, and (ii) cause written notice thereof to be delivered to each Registered Holder at such Registered Holder’s address appearing on the Warrant Register. Failure to give any notice provided for in this Section 8.2(b) or any defect therein shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.
(vi)    Merger, Consolidation or Name Change of Warrant Agent. Any Person into which the Warrant Agent may be merged or with which it may be consolidated or any Person resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement, without any further act or deed, if such person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 8.2(a). If any of the Global Warrant Certificates have been countersigned but not delivered at the time such successor to the Warrant Agent succeeds under this Warrant Agreement, any such successor to the Warrant Agent may adopt the countersignature of any previous Warrant Agent; and if at that time any of the Global Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Global Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Warrant Agreement.
(e)    If at any time the name of the Warrant Agent is changed and at such time any of the Global Warrant Certificates have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Global Warrant Certificates have not been countersigned, the Warrant Agent may countersign such Global Warrant Certificates either in its prior name or in its changed name; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Warrant Agreement.
Section 8.3    Fees and Expenses of Warrant Agent.
(a)    Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all documented out-of-pocket expenditures (including reasonable counsel fees and expenses) that the Warrant Agent may reasonably incur in connection with the negotiation, preparation, delivery, administration, execution, modification, waiver, delivery, enforcement or amendment of this Warrant Agreement and the exercise and performance of its duties hereunder. The Trust shall not be responsible under any circumstances for any such remuneration or expenditures.
(b)    Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.
Section 8.4    Liability of Warrant Agent.
(a)    Liability.
(i)    References to the Warrant Agent in this Section 8.4 shall include the Warrant Agent and its affiliates, principals, directors, officers, employees, agents, representatives, attorneys, accountants, advisors and other professionals. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement, the Warrant Statements or in the Global Warrant Certificates (except, in each case, its countersignature thereof) or be required to verify the same or the execution and delivery or the validity of sufficiency thereof, or have any responsibility in respect of the validity or sufficiency of the same or be responsible for any breach of the same by the Company. The Warrant Agent shall not have any obligations with respect to the exercise of any Warrant, except for canceling the Global Warrant Certificate surrendered to the Company for such exercise or revising the Warrant Register, in each case in accordance with written instructions received from the Company.
(ii)    The Warrant Agent shall have no liability under, and no duty to inquire as to, the provisions of any agreement, instrument or document other than this Warrant Agreement and any notice, instruction or other document or instrument furnished to the Warrant Agent hereunder and the Warrant Agent shall have no obligations (including any duties, responsibilities or obligations to ensure compliance with any securities laws, including in connection with the issuance, transfer, exchange or exercise of the Warrants) under this Warrant Agreement except as expressly directed in accordance with the terms herewith. Furthermore, the Warrant Agent shall have no liability hereunder except as provided in Section 8.4(c).
(iii)    The Warrant Agent may rely on and shall incur no liability or responsibility to any Person for any action taken, suffered or omitted to be taken by it as a result of any notice, instruction or other document or instrument furnished to the Warrant Agent hereunder in accordance with the terms of this Warrant Agreement and reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties (without any obligation to investigate the same) The Warrant Agent shall not take any instructions or directions except those given in accordance with this Warrant Agreement.
(iv)    The Warrant Agent shall act hereunder solely as agent for the Company and in a ministerial capacity and does not assume any obligation or relationship of agency or trust with any of the owners or holders of the Warrants, and its duties shall be determined solely by the provisions hereof.
(v)    Notwithstanding anything in this Warrant Agreement to the contrary, in no event shall the Warrant Agent be liable for any special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), unless paid to a third party. Any liability of the Warrant Agent under this Warrant Agreement shall be limited to an amount equal to two hundred percent (200%) of the annual fees paid by the Company to the Warrant Agent hereunder.
(vi)    In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Warrant Agreement to the extent arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities.
(vii)    In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, Warrant Agent, may, in its sole discretion, refrain from taking any action, shall promptly notify the Company in writing and shall be fully protected and shall not be liable in any way to the Company or any Holder or other person or entity for refraining from taking such action, unless and until the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.
(b)    Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered, in good faith, by it pursuant to the provisions of this Warrant Agreement. The Company will perform, execute, acknowledge and deliver all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Warrant Agreement.
(c)    Indemnity. The Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken in connection with this Warrant Agreement except to the extent that a court of competent jurisdiction finally determines that its own gross negligence, willful misconduct or bad faith was the cause of any loss. The Company agrees to indemnify, defend, protect and save the Warrant Agent and hold it harmless from and against any and all losses, damages, claims, liabilities, costs or expenses of any kind, including without limitation reasonable fees and disbursements of counsel, that may be imposed on, incurred by, or asserted against such Person, at any time, to the extent relating to or arising out of or in connection with, directly or indirectly, the execution, delivery or performance of this Warrant Agreement, or the enforcement of any rights or remedies under or in connection with this Warrant Agreement; provided, however, that no such Person shall be entitled to be so indemnified, defended, protected, saved and kept harmless to the extent such loss was caused by the Warrant Agent’s gross negligence, bad faith or willful misconduct, each as finally determined by a court of competent jurisdiction. Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its written consent, which written consent shall not be unreasonably conditioned, withheld or delayed.
(d)    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Article V hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Warrant Shares will, when issued, be valid and fully paid and nonassessable.
(e)    Miscellaneous. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees. The Warrant Agent may consult at any time with legal counsel reasonably satisfactory to it (who may be legal counsel for the Company or an employee of the Warrant Agent) and the advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action reasonably taken, suffered or omitted to be taken in accordance with such advice. The Warrant Agent may buy, sell, or deal in any of the Warrants or other securities of the Company freely as though it was not Warrant Agent under this Warrant Agreement. Nothing contained herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person. The Warrant Agent shall not be required to use or risk its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which would, or would be reasonably expected to, subject it to liability hereunder unless furnished with security and indemnity satisfactory to it. The Warrant Agent shall not be required to inquire as to the performance or observation of any obligation, term, or condition under any agreement or arrangement between the Company and any other Person, other than this Warrant Agreement, including without limitation the Plan of Reorganization and the other agreements and arrangements referenced therein, even though reference thereto may be made in this Warrant Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Warrant Agreement.
Section 8.5    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the express terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all moneys received by the Warrant Agent for the purchase of Warrant Shares through the exercise of Warrants.
Article IX

MISCELLANEOUS PROVISIONS
Section 9.1    Binding Effects; Benefits. This Warrant Agreement shall inure to the benefit of and shall be binding upon the Company, the Warrant Agent, the Trust and any other Holder and their respective heirs, legal representatives, successors and assigns. Nothing in this Warrant Agreement, expressed or implied, is intended to or shall confer on any person other than the Company, the Warrant Agent, the Trust or any other Holder, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant Agreement. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holders.
Section 9.2    Notices. All notices required or permitted under this Warrant Agreement must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by the United States Postal Service, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) with respect to parties located other than within the United States, if deposited with the United States Postal Service (whether actually received or not), at the close of business on the seventh Business Day after the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance with this Section 9.2).
if to the Warrant Agent, to:
Computershare Inc.
480 Washington Boulevard, 29th Floor
Jersey City, New Jersey 07310
Attention: Relationship Manager

with a copy to:

Computershare Inc.
480 Washington Boulevard, 29th Floor
Jersey City, New Jersey 07310
Facsimile: (201) 680-4610
Attention: Legal Department

if to the Company, to:
W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
Attn: Corporate Secretary
Facsimile: (410) 531-4545
with a copy to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: Adam C. Paul
Facsimile: (312) 862-2200

if to the Trust, to:
B. Thomas Florence
Executive Director, WRG Asbestos PI Trust
C/O ARPC
1220 19th Street NW, Suite 700
Washington, DC 20036
Facsimile: (202) 797-3619
t.florence@arpc.com

with a copy to:
James C. Melville
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
Minneapolis, MN 55402
Facsimile: (612) 375-1143
jcm@kskpa.com

and

Edward E. Steiner
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, OH 45202
Facsimile: (513) 579-6457
esteiner@kmklaw.com

and

Marla Rosoff Eskin
Campbell & Levine, LLC
222 Delaware Avenue, Suite 1620
Wilmington, DE 19801
Facsimile: (302) 426-9947
meskin@camlev.com

and

Philip E. Milch
Campbell & Levine, LLC
1700 Grant Building
Pittsburgh, PA 15219
Facsimile: (412) 261-5066
pem@camlev.com

if to Registered Holders, at their addresses as they appear in the Warrant Register.
Section 9.3    Examination of this Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose in Section 9.2, for examination by the Holder of any Warrant. Prior to such examination, the Warrant Agent may require any such holder to submit his Warrant for inspection by it.
Section 9.4    Counterparts. This Warrant Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including, without limitation, by facsimile or portable document format (.pdf)), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Warrant Agreement and any notice, instruction, direction, request or other communication, paper or document requiring signature, including the signature or countersignature on any Warrant Certificate or Global Warrant Certificate, may be delivered by manual or facsimile signature.
Section 9.5    Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation hereof.
Section 9.6    Amendments.
(a)    Subject to Section 9.6(b), this Warrant Agreement may not be amended except in writing signed by all parties hereto.
(b)    The Company and the Warrant Agent may from time to time supplement or amend this Warrant Agreement or the Warrants with the prior written consent of Holders of the Warrants exercisable for a majority of the Warrant Shares then issuable upon exercise of the Warrants then outstanding; provided, however, that no such supplement or amendment shall, without the written consent of each Holder affected thereby, (i) shorten the Expiration Date, (ii) increase the Exercise Price of any Warrant, (iii) change any of the provisions of this Section 9.6(b) or any other provision hereof specifying the number or percentage of Holders required to waive, amend or modify any rights hereunder or required to make any determinations or grant any consent hereunder, or otherwise to act with respect to this Warrant Agreement or any Warrants, or (iv) change any of the provisions of Article IV or Article V hereof. Notwithstanding anything to the contrary herein, upon the delivery of a certificate from an Appropriate Officer which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.6 and, provided such supplement or amendment does not change the Warrant Agent’s rights, duties, liabilities or obligations hereunder, the Warrant Agent shall execute such supplement or amendment. Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 9.6 will be binding upon all Holders and upon each future Holder, the Company and the Warrant Agent. In the event of any amendment, modification or waiver, the Company shall give prompt notice thereof to all Holders and, if appropriate, notation thereof will be made on all Global Warrant Certificates thereafter surrendered for registration of transfer or exchange.
Section 9.7    No Inconsistent Agreements; No Impairment. The Company will not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holders in the Warrants or the provisions hereof. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Holders against impairment.
Section 9.8    Integration/Entire Agreement. This Warrant Agreement together with the Warrants (and solely with respect to the Company and the Holders, together with the Registration Rights Agreement, the Plan of Reorganization and the Confirmation Order, and that certain Implementation Letter dated as of October 25, 2012, by and between the Company, the Asbestos PI Committee, the Asbestos PI FCR, and the Equity Committee and approved by the Court on December 11, 2012 [Docket No. 30025]), is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company, the Warrant Agent and the Holders in respect of the subject matter contained herein, and supersedes, preempts and terminates all other prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent relating thereto.
Section 9.9    Governing Law, Etc.
(a)    This Warrant Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the Laws of the State of New York and for all purposes shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
(b)    With respect to all claims, suits, actions, proceedings, and other disputes arising out of, in respect of or relating to this Warrant Agreement (such claims, suits, actions, proceedings, and other disputes, the “Claims”) each of the parties to this Warrant Agreement hereby irrevocably submits to the jurisdiction of the Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware, or, if both such Courts are not permitted under applicable Law to exercise jurisdiction with respect to the matter in question then, at the sole election of the Trust, to the jurisdiction of any other federal or state court in the state, county and city of New York, New York (the “Courts”), and each of the parties to this Warrant Agreement agrees that any and all Claims may be brought, heard and determined in such Courts.
(c)    Each of the parties to this Warrant Agreement agrees that (i) venue shall be proper in such Courts and hereby waives any objection or defense which it may now or hereafter have to the laying of venue in such courts, including any of the foregoing based upon the doctrine of forum non conveniens; and (ii) all process which may be or be required to be served in respect of any such Claim (including, without limitation, any pleading, summons or other paper initiating any such suit, action, proceeding, claim or dispute) may be served upon it, which service shall be sufficient for all purposes, in the manner for the provision of notice under this Warrant Agreement and shall be deemed in every respect effective service of process upon such party when so given.
(d)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT AGREEMENT AND THE WARRANTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT AGREEMENT AND THE WARRANTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PROVISION
Section 9.10    Further Assurances. The Company shall execute, acknowledge and deliver all such instruments and take all such action as the Trust from time to time may reasonably request in order to further effectuate the purposes of this Warrant Agreement and to carry out the terms hereof.
Section 9.11    Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of, or any failure to perform, any specific provision of this Warrant Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of any specific provision of this Warrant Agreement or to obtain injunctive relief to prevent breaches of any specific provision of this Warrant Agreement exclusively in the Courts, (b) shall waive, in any action for specific performance or injunctive relief, the defense of the adequacy of a remedy at law, and (c) shall waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief. Any party’s pursuit of specific performance or injunctive relief at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party.
Section 9.12    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.
Section 9.13    Waivers. Any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Warrant Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Warrant Agreement. No action taken pursuant to this Warrant Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein.
Section 9.14    Termination. This Warrant Agreement shall terminate on the Expiration Date. Notwithstanding the foregoing, this Warrant Agreement will terminate on any earlier date when all Warrants have been exercised. The provisions of Section 8.4 and this Article IX (and the Warrant Agent’s right to payment for fees and expenses incurred) shall survive such termination and the resignation or removal of the Warrant Agent.
Section 9.15    Severability. Whenever possible, each provision of this Warrant Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Warrant Agreement by any party hereto is held to be invalid, void, voidable, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such event will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, or the obligations of any other party to this Warrant Agreement, and this Warrant Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, void, voidable, illegal, unenforceable or rejected provision had never been contained herein; provided, however, that if any such excluded provision shall adversely affect the rights, immunities, duties or obligations of the Warrant Agent in any material respect, the Warrant Agent shall be entitled to immediately resign. The parties hereto further agree to use commercially reasonable efforts to replace such invalid, void, voidable, illegal, unenforceable or rejected provision of this Warrant Agreement with a an effective, valid and enforceable provision which will achieve, to the fullest extent possible, the economic, business and other purposes of the invalid, void, voidable, illegal, unenforceable or rejected provision.
Section 9.16    Attorneys’ Fees. The Company shall reimburse the Trust for all documented out-of-pocket costs and expenses arising out of, or incurred by the Trust in connection with, any successful action or proceeding brought against the Company by the Trust to enforce any provision in this Warrant Agreement.
Section 9.17    Funds Received. All funds received by the Warrant Agent under this Warrant Agreement that are to be distributed or applied by the Warrant Agent (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Warrant Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other Person. The Warrant Agent shall forward Funds received for Warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company.
Section 9.1    Customer Identification Program. The Company acknowledges that the Warrant Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Warrant Agent must obtain, verify and record information that allows the Warrant Agent to identify the Company. Accordingly, prior to accepting an appointment hereunder, the Warrant Agent may request information from the Company that will help the Warrant Agent to identify the Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Warrant Agent deems necessary. The Company agrees that the Warrant Agent cannot accept an appointment hereunder unless and until the Warrant Agent verifies the Company’s identity in accordance with the Customer Identification Program requirements.
[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.
W. R. GRACE & CO.

By: /s/MARK A. SHELNITZ
Name: Mark A. Shelnitz
Title: Vice President, General Counsel and Secretary

WRG ASBESTOS PI TRUST

By: /s/LEWIS R. SIFFORD
Name: Lewis R. Sifford
Title: Trustee

By: /s/HARRY HUGE
Name: Harry Huge
Title: Trustee

By: /s/DEAN M. TRAFELET
Name: Dean M. Trafelet
Title: Trustee

COMPUTERSHARE INC.

By: /s/MICHAEL LEGREGIN
Name: Michael Legregin
Title: Vice President
FORM OF WARRANT STATEMENT
[As provided by Warrant Agent]

FORM OF FACE OF GLOBAL WARRANT CERTIFICATE
VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON [ DATE]
This Global Warrant Certificate is held by The Depository Trust Company (the “Depositary”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be exchanged in whole but not in part pursuant to Section 6.1(a) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6.1(h) of the Warrant Agreement and (iii) this Global Warrant Certificate may be transferred to a successor Depositary with the prior written consent of the Company.

Unless this Global Warrant Certificate is presented by an authorized representative of the Depositary to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or such other entity as is requested by an authorized representative of the Depositary (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depositary), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depositary or to a successor thereof or such successor’s nominee, and transfers of portions of this Global Warrant Certificate shall be limited to transfers made in accordance with the restrictions set forth in Article VI of the Warrant Agreement.

No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until such provisions have been complied with.

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT) ARE SUBJECT TO ADDITIONAL AGREEMENTS SET FORTH IN THE WARRANT AGREEMENT DATED AS OF [DATE], 20__, BY AND AMONG THE COMPANY, THE TRUST AND THE WARRANT AGENT (THE “WARRANT AGREEMENT”).
THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO
5:00 P.M., NEW YORK CITY TIME, ON [DATE]
WARRANT TO PURCHASE
______________ SHARES OF COMMON STOCK OF
W. R. GRACE & CO.

CUSIP # [ ]
ISSUE DATE: [Date], 20__
No. ________
This certifies that, for value received, ___________________________, and its registered assigns (collectively, the “Registered Holder”), is entitled to purchase from W. R. Grace & Co., a corporation incorporated under the Laws of the State of Delaware (the “Company”), subject to the terms and conditions hereof, at any time before 5:00 p.m., New York time, on [Date], the number of fully paid and non-assessable shares of Common Stock of the Company set forth above at the Exercise Price (as defined in the Warrant Agreement). The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article V of the Warrant Agreement. The initial Exercise Price shall be $17.00.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.
IN WITNESS WHEREOF, this Warrant has been duly executed by the Company under its corporate seal as of the ____ day of ___________________, 20__.
W. R. GRACE & CO.
By:
Print Name:
Title:
Attest:
Secretary

Computershare Inc., as Warrant Agent

By: ______________________________
Name:
Title:

Address of Registered Holder for Notices (until changed in accordance with this Warrant):

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

FORM OF REVERSE OF WARRANT

The Warrant evidenced by this Warrant Certificate is a part of a duly authorized issue of Warrants to purchase ____________ shares of Common Stock issued pursuant to the Warrant Agreement, a copy of which may be inspected at the office of the Warrant Agent designated for such purpose. The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Registered Holders of the Warrants. All capitalized terms used on the face of this Warrant herein but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.
Upon due presentment for registration of transfer of the Warrant at the office of the Warrant Agent designated for such purpose, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.
The Company shall not be required to issue fractions of Warrant Shares or any certificates that evidence fractional Warrant Shares.
No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities Laws.
This Warrant does not entitle the Registered Holder to any of the rights of a stockholder of the Company.
The Company and Warrant Agent may deem and treat the Registered Holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

EXERCISE FORM FOR REGISTERED HOLDERS
HOLDING BOOK-ENTRY WARRANTS
(To be executed upon exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by the Book-Entry Warrants, to purchase Warrant Shares herewith tenders payment for _______ of the Warrant Shares to the order of W. R. Grace & Co. in the amount of $_________ in accordance with the terms of the Warrant Agreement and this Warrant.
The undersigned requests that [a statement representing] the Warrant Shares be delivered as follows:

Name
Address

Delivery Address (if different)

If said number of shares shall not be all the shares purchasable under the within Warrant Certificate, the undersigned requests that a new Book-Entry Warrant representing the balance of such Warrants shall be registered, with the appropriate Warrant Statement delivered as follows:

Name
Address

Delivery Address (if different)

_______________________________          Signature
Social Security or Other Taxpayer
Identification Number of Holder
Note: If the statement representing the Warrant Shares or any Book-Entry Warrants representing Warrants not exercised is to be registered in a name other than that in which the Book-Entry Warrants are registered, the signature of the holder hereof must be guaranteed.
SIGNATURE GUARANTEED BY:
_______________________________________________
Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.
Countersigned:
Dated: , 20

Computershare Inc., as Warrant Agent

Signature
Authorized Signatory

FORM OF ASSIGNMENT
(To be executed only upon assignment of Warrant)
For value received, ______________________________ hereby sells, assigns and transfers unto the Assignee(s) named below the rights represented by such Warrant to purchase number of Warrant Shares listed opposite the respective name(s) of the Assignee(s) named below and all other rights of the Registered Holder under the within Warrant, and does hereby irrevocably constitute and appoint _____________________________ attorney, to transfer said Warrant on the books of the within-named Company with respect to the number of Warrant Shares set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	No. of Warrant Shares

And if said number of Warrant Shares shall not be all the Warrant Shares represented by the Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the Warrant Shares registered by said Warrant.
Dated: , 20__    Signature

Note:	The above signature should correspond exactly with the name on the face of this Warrant

KE 27747272